The Mosaic Company

Moderator:    Laura Gagnon
February 20, 2017
8:00 a.m. CT

Operator:
Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s Fourth Quarter and Full-Year 2017 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode. After the company completes their prepared remarks, the lines will be open to take your questions. Your host for today’s call, Ms. Laura Gagnon, Vice President, Investor Relations of The Mosaic Company.

Ms. Gagnon, you may begin.

Laura Gagnon:
Thank you, and welcome to our fourth quarter and full-year 2017 earnings call. Presenting today will be Joc O’Rourke, President and Chief Executive Officer. We also have other members of the senior leadership team available to answer your questions after our prepared remarks. The presentation slides we are using during the call are available on our website at mosaicco.com. We will be making forward-looking statements during this conference call. The statements include but are not limited to statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date and are subject to significant risks and uncertainties.

Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission. We will also be presenting certain non-GAAP financial measures. Our fourth quarter press release and performance data attached as exhibits to the Form 8-K filing also contain important information on these non-GAAP measures.

Now, I’d like to turn the call over to Joc.

Joc O’Rourke:
Good morning. Thank you for joining our fourth quarter and full-year 2017 earnings call. We are going to keep our prepared remarks at a high level today and allow plenty of time for your questions. Before we get into the results, I would like to take this time to welcome Tony Brausen, Interim CFO, to his new role. He has been helping me prepare for every earnings since I became CEO and is a valuable member of our leadership team.

Now, let’s move on to earnings. Although we reported a GAAP net loss of $431 million, it does not reflect the strength of the underlying business. Reported results include a $458 million non-cash charge related to the new U.S. tax legislation. Going forward, we expect the new legislation to provide cash benefits in excess of $200 million over the next five years. EBITDA in the quarter was $271 million, up 36% from a year ago.

Mosaic finished the year with a strong quarter and significant momentum, driven by important strategic decisions, strong operating performance and improving market conditions as we head into 2018. We would like you to take away three key messages today.

First, we continue to expand our record of successful strategic actions to deliver shareholder value across the cycle. Second, with the acquisition in Brazil now complete, we are highly focused on achieving the savings targets and business transformation we outlined in our last call. And third, business conditions improved markedly in 2017 and we expect momentum to continue this year.

For the quarter, Mosaic reported a loss of $1.23 per share. Excluding tax-related charges and other notable items, adjusted earnings were $0.34 per share on sales of $2.1 billion. For the year, the company reported a loss of $0.31 per share with adjusted earnings net of notable items at $1.09 per share on sales of $7.4 billion. Our solid financial performance was driven by improving market conditions, but also by our cost reduction initiatives.

Last year, we made important decisions to transform our business and those decisions are generating meaningful benefits. I’ll review these quickly. We idled our Plant City phosphates facility in Florida, demonstrating our commitment to optimizing production from our lowest cost facilities and removing 1.4 million tonnes of annual finished product from global supply. Phosphate prices rose in response and our fourth quarter gross margin rate in the business unit expanded to $53 per tonne from $34 a tonne a year ago.

In addition, the Phosphates business also embarked on a major transformation effort that is expected to lead to reduce costs, improve processes and further margin expansion. In the Potash business, where the transformation is further along, costs remained near historic lows while we produced at high rates to meet record global demand. And we reduced our capital spending without compromising the safety of our people or the integrity of our assets. Taken together, these cost and capital-related decisions provided significant cash flow benefits and strengthened our ability to prosper. At the same time, we put capital to work to generate future returns.

We also made good progress on our major strategic initiatives. Our Esterhazy K3 complex is nearing completion and we have produced the first meaningful tonnes of potash from the new facility. We expect Esterhazy to be amongst the lowest cost potash mines in the world, as over time K3 will allow us to eliminate brine management expenses.

Our joint venture with Ma’aden, the Wa’ad Al Shamal Phosphate complex is ramping up production, providing us access to low cost production and advantaged access to India and other Asian markets. And of course, we completed our largest acquisition ever and we did so on terms that were renegotiated to benefit Mosaic by several hundred million dollars. The newly formed Mosaic Fertilizantes in Brazil and Paraguay makes Mosaic an America’s powerhouse with advantaged access to customers in key agricultural regions.

Our team in Brazil is off and running, working to transform the business and deliver the $275 million in total synergies we revealed last quarter. We expect to achieve at least $100 million of those synergies in this year alone and that is after any cost to achieve them. In fact, we plan to exit the first quarter having already achieved $40 million of run rate synergies and we will be booking a charge associated with the cost to achieve those in this quarter.

Overall, we have made a great deal of progress in 2017 and we are not stopping there. We will continue to drive for efficiency improvements while maximizing the value of our asset portfolio all around the world. We have also continued to focus on our financial priorities, which begins with maintaining a strong financial foundation. In the fourth quarter of 2017, we issued $1.25 billion of debt to finance the cash portion of the Vale Fertilizantes’ acquisition.

With our stronger business performance in 2017, the $411 million in cash from operations we generated during the quarter and our improved outlook for 2018, we are already making progress towards our targeted leverage ratio of approximately 2 to 2.5 times net-debt-to-EBITDA. Under the renegotiated terms of the acquisition, we transferred just over $1 billion of cash and we’re also able to pay down $200 million of our outstanding term loan. During 2018, we expect to use our cash to pay down a total of at least $350 million, which is halfway to our original debt retirement goal of $700 million by the end of 2020. The overall message here is that we are on solid financial footing, and we are well on our way to making Mosaic efficient and highly competitive on a global scale regardless of the business conditions.

Before I conclude, I want to provide a brief update on market conditions. Potash and phosphate prices have been low for several years, in large part because of expectations of significant new capacity. Now, as those new tonnes begin to come to market, prices have moved upward due to two primary forces. First, global potash and phosphate demand has continued to grow, and our market analysis team now expects another record year for global shipments of both products. Demand has been resilient due to positive agronomic and economic factors. The second factor driving fertilizer prices higher is that new capacity has delivered fewer tonnes than expected and those tonnes that are coming to market are being offset by higher cost production that has been idled or permanently shut.

Market fundamentals look quite strong for the first half of the year, and with the many actions we’ve taken to solidify the business, we believe our performance will continue to strengthen in 2018. We have simplified our guidance to better align with our new segments and for the first time, we are providing annual earnings per share guidance. We expect annual adjusted earnings per share in the range of $1 to $1.50. The wide range at this early stage in the year reflects the inherent uncertainty in the timing and magnitude of changes in market prices for our products, which provides both opportunity and risk to our forecast. Our two primary areas of focus are first, ensuring that we continue to operate efficiently; and second, capturing Mosaic Fertilizantes’ synergies. We are also watching Brazilian reais and the Canadian dollar exchange rates given the impact they have on our profitability.

Our industry and our company have endured an enormous amount of change over the past several years. At Mosaic, we took advantage of market conditions as they changed and we have made and are continuing to make structural improvements to strengthen the company for the long term. One area though that will not change, we will continue to operate responsibly with integrity and the highest degree of ethics. And we will maintain our commitment to our many constituents, our customers who serve growers’ needs, shareholders, employees, our communities, non-government organizations and the governments because the sustainability and prosperity of this enterprise is important to all those constituent groups. I make this point because it is easy to lose sight of the big picture in challenging times. We have a vision that transcends day-to-day changes in the market and we fully intend to bring that vision to fruition.

Now, we will take your questions. Operator?

Operator:
Ladies and gentlemen, at this time, if you would like to ask a question, please press star then the number one on your telephone keypad. Your first question comes from Vincent Andrews with Morgan Stanley.

Vincent Andrews:
Thank you, and good morning, everyone. Just wondering if you could give a little bit more detail on your expectations this year as it relates to the Fertilizantes assets? And I guess, just in terms of what production levels you’re anticipating from a wholesale perspective. And as I look at the gross profit per tonne that you’ve guided to, what that incorporates for synergies? And maybe you could just help us understand, I know we don’t have the fourth quarter results yet and the pro formas, but what you think the base is of 2017 when you strip out some of the other sort of non-GAAP or one-off issues that the company had last year. I mean, just, how should we be thinking about tracking that year-over-year? Thanks.

Joc O’Rourke:
Well, good morning, Vincent. Thanks for your question. So, let me start by saying the expectations that we are guiding to are what we expect for the combined business of what is now Mosaic Fertilizantes, which is our distribution business and our wholesale or B2B business, as we’re calling it. And I’m going to let Rick talk a little bit about volume expectations and whatnot. But let me start by saying, we are very excited about where this business can go. Rick and I were there last two weeks ago touring the sites, and we just see so much opportunity there that we’re pretty darn excited. As we look at it, the places where we see those opportunities to add value, we believe we can drive real efficiencies across the mining, processing, and support function areas, the normal kind of synergy areas. The one we don’t talk much about or you don’t hear too much about though is we see huge opportunities in our go-to-market strategy as well and what we can do there.

And I’ll give you a couple of examples here. And we’re also making, I think, really good progress towards the $275 million. And including in that is we expect $100 million of net benefits this year. So that’s net of the – any cost to achieve them. As I mentioned in my earlier remarks, we’ll be actually having an allowance for that in the first quarter. But let me just give you a couple of good examples of where we’re going with that. First of all, we see a $24 million achievement already basically booked for this first quarter on labor. We’re going to have about a $9.4 million benefit on equipment reduction and equipment optimization in the gypsum area. Rethinking of our gypsum strategy will net us approximately $3 million to $3.5 million per year.

And one that won’t come in our synergies are rethinking of our strategy around pricing and marketing of feed will probably net us in the range of $20 million per year starting this year. So, we got a lot of things on the go and I’m very confident we’re going to hit our $100 million this year and our $275 million in the next. Before I give it over to Rick, I just want to remind you of one other thing, which is we renegotiated this deal at the end of last year and part of that was due to the underlying underperformance of the business in previous years. So, that allowed us and into renegotiate. And so, the baseline is low but we still expect very solid returns overall over time. So, let me hand it over to Rick to just give you some ideas on production. Rick?

Rick McLellan:
Yeah. Thanks, Joc. Good morning, Vincent. From our perspective here on the distribution side, we see our distribution business growing as the market grows. So, the expectation is 2% to 2.5% increase in the overall volume of tonnes here in Brazil. So, we see us following that path. We’re at a market share that we’re very comfortable with on the distribution side. On the production side, I think a target for us this year is around 4 million tonnes of P&K production.

Last year, there were some really – issues with production here on the Vale Fertilizantes side and we’re working to fix those. Joc, the only thing that I would add to your comments about the changes that we’re making and things that are going on is we’ve done something here with all of our employees in engaging them to identify areas that we can save. And to be honest, there is some pent-up changes that are bubbling up that really give us a lot of confidence in both the $100 million number for this year, the $100 million number and $275 million for the future. Thanks, Joc.

Joc O’Rourke:
Yeah, I think that’s a great point that Rick makes. And one of the things that I was struck with, like say being there a couple weeks ago was we have been very clear with the employee base that big changes need to be made. But it seems certainly that they’re very engaged and very on board with making those changes. So it’s going very well I think.

Operator:	Your next question is from Andrew Wong with RBC Capital Markets.

Andrew Wong:
Hi. Good morning. So regarding the synergies for Fertilizantes, is it fair to say that these are both synergies and cost savings? It sounds like these are assets that maybe haven’t had the right attention or investments required, maybe were a little bit neglected, and you’re bringing a fresh viewpoint to drive some of these cost savings and then also have synergies with your distribution business there.

Joc O’Rourke:
Thanks, Andrew. Yes, absolutely. And I think as we clarified at last quarter, we see this as approximately $125 million of what I would call traditional synergies. Those are admin and whatnot that we just – because we’re combining the two, we’ll see a lower price probably for sulfur because of our buying power. And those are traditional synergies. Above and beyond that, we see about $150 million of what I would call operational disciplines and those real cost savings that we’ve implemented in both our Potash and Phosphate businesses to date. And so that’s just bringing a whole new level of operational excellence to that business.

Operator:	Your next question is from Michael Piken with Cleveland Research. Michael, your line is open.

Michael Piken:
Hello. Can you talk a little bit about your MicroEssentials business a little bit? And specifically with the MAP prices going higher, how your margins are trending there and what type of volume you expect there?

Joc O’Rourke:
Sure. I’m going to hand that to Corrine, but I will say that our MicroEssentials business continues to perform very well. The one caveat I will give you, though, depending on the MicroEssentials’ form, because we have about four of them, the margins may be slightly different depending on the product. But again, it continues to go well. MAP prices are up, but MicroEssentials’ margins pretty much follow that. Corrine, do you want to say a few words?

Corrine Ricard:
Sure, Joc. I think it’s a good point that there are multiple different products that make up the MicroEssentials line of products. They have slightly different price differentials relative to MAP, depending on the nutrient analysis, and they have slightly different margins. And so mix, in any given quarter, can have an impact on what that average differential is, but we are seeing no change in the overall market pricing of these products relative to MAP as we’ve seen increased prices. And as we get into the peak of spring season, well, we have increasing prices throughout the season because of the optimistic outlook for the overall market.

Operator:	Your next question is from Jonas Oxgaard with Bernstein.

Jonas Oxgaard:	Morning.

Joc O’Rourke:	Hi, Jonas.

Jonas Oxgaard:
I’m trying to figure out the inclusion of the International Distribution business into the Vale Fertilizantes. And in the context of the last four quarters, you had about $170 million of gross margin in the distribution business. But if I look in your pro forma, I get to about $170 million from the combined entity. And I’m just not sure if I’m misreading – how to read the pro forma here or how should I think about the gross margin contribution from the standalone Vale Fertilizantes business?

Joc O’Rourke:
Okay, Jonas. I’m going to have to hand that to Tony Brausen to talk about the basis of what we’ve presented here and what that means from an SG&A perspective and whatnot, and depreciation. Tony, do you want to give a little bit of a rundown on that for us?

Tony Brausen:
You bet. Good morning, Jonas. There are a number of adjustments in the pro forma information for Mosaic Fertilizantes that may be skewing your assessment. And those include the fact that we have adjusted for IFRS to U.S. GAAP. We’ve adjusted for our accounting policy alignment. And most importantly, we’ve adjusted for our fixed asset values that we are expecting to record those assets at. So, from a purchase price accounting standpoint, we have to record them at a fair value, and we have to depreciate them based on the expected remaining useful life.

So, at this point in time, this pro forma information is preliminary because that information is done at a very high level and has not yet been finalized. We’ve also made adjustments to the SG&A allocation in the segment. So, we’re now allocating a portion of our corporate SG&A to the Mosaic Fertilizantes segment. And then another big change from what was previously International Distribution is we’ve removed India and China from that segment, and that’s now reported in Corporate & Other. So, what you see in the Mosaic Fertilizantes segment is just our Brazilian business. It’s the combined distribution business, along with the new business from Vale Fertilizantes.

And then, lastly, as it relates to that pro forma information, another big factor is in the Phosphate segment, and we’re now including Miski Mayo as a fully consolidated business. So, previously, that was an equity – earnings in equity investment. So, it was reported just on the one line in the income statement. And now, that’s captured with sales, cost of goods sold and margin in the Phosphate segment. And that also has along with it depreciation, so that impacts the gross margin you’ll see reported in the Phosphate segment.

Joc O’Rourke:
So, just summarizing that, I know there’s a fair bit of moving pieces in this, and we’ll improve our disclosure on the business as we get more metrics and whatnot so that you can really follow it. But just let me re-emphasize, this business did underperform in 2017. We expect that that will improve, but it’s going to take a little bit of time, and most of what we’re accomplishing in 2018 is going to be the movement of prices up and our own efforts to improve the business through the $100 million of value capture. So that’s probably the easiest way to put it. Certainly, over the long-term, we’re still very confident that we’re going to reach the numbers we talked about.

Tony Brausen:	And, Joc, just one other factor I’ll add in and that’s the exchange rate for the Brazilian reais, which is going to have a significant influence on the results of that segment as well. And as you can see in the materials provided with this call, that’s about a $0.07 per share impact for every BRL 0.1 movement in the Brazilian real. So that’s a meaningful factor as well.

Operator:	The next question is from John Roberts with UBS.

John Roberts:
For the new Mosaic Fertilizantes segment, the volume guidance seems to imply much higher growth for the year than for the first quarter even when you adjust for the lost week in January, I think. Could you maybe discuss the seasonality to the volumes in that segment?

Joc O’Rourke:
Sure. Thanks, John. I’m going to hand this to Rick in a couple of seconds. But obviously, your first point is very relevant, which we did not close at the start of the quarter. So there will be less than a full quarter in the first quarter volume. But also, the first quarter is traditionally a pretty quiet quarter in Brazil. So I’m going to let Rick talk a little bit more about the actual seasonality. But certainly, that’s – your observation is correct.

Rick McLellan:
Yeah, Joc. And, John, Joc’s right that Q1 is traditionally a seasonally slow quarter. There is one item that impacted this and it’s based on product we had sold in the distribution side for delivery in Q1 because farmers were getting ready to plant corn on some of their earliest harvested soybeans. They anticipated deliveries. So we had 175,000 tonnes and up in last year that’s impacting volumes in the first quarter of this year. We see that coming back to us during the year. As I said, we’ll grow with the market and that’s what’s making Q1 look a little smaller than it has been in the past. But from our perspective, we feel real good about the quarters to come, and the biggest quarter will be the third quarter.

Operator:	Your next question is from Steve Byrne with Bank of America.

Steve Byrne:	Yes. Thank you. So, roughly out of this 10 million tonne volume that you’re forecasting for the Fertilizantes segment, is it – can you split that between what is kind of the legacy distribution business with your – the lower margin versus the margins in this $50-a-tonne range that you have in your Phosphate and Potash businesses? And do you see that portion that is kind of legacy Fertilizantes phosphate production, could it reach the $50-a-tonne range that you’re forecasting for your legacy Mosaic operations? And how long do you think it would take to get there?

Joc O’Rourke:
Thank you, Steve. Let me answer that fairly high level. First of all, as Rick mentioned earlier, we’re expecting about 4 million tonnes from the – what you’ve called the legacy Fertilizantes business, and then there would be about 6 million tonnes, which is traditionally what we’ve shipped out of our existing distribution business. The margin will be basically in three pieces. You’re going to have – your lowest margin will be in the; what I would call the bulk commodity, the bulk commodity distribution. Our premium product margin is pretty good in terms of – even in distribution we get a pretty good margin in that. And then the rest of the margin will be made up with the Fertilizantes aspect or the B2B business. The B2B business will have pretty reasonable margins at this point, and I think the highest though will be MicroEssentials followed by B2B and then bottom will be our bulk commodities. So that’s kind of the split of how it works and that adds up to as was put in the pro forma, and it really shows the split there, I think quite clearly.

Operator:	Your next question is from Don Carson with Susquehanna.

Don Carson:
Thank you. Question – follow-up on Vale. You’ve said in the past that excluding your cost savings, you think that through the cycle, EBITDA can average $300 million. Where were we in 2017, and how do you see that given your strong phosphate market outlook for 2018? And then just a follow-up on your, Joc, on your market outlook, we saw big pickup in demand, particularly in Potash in calendar 2017. What gives you confidence that these were actually pounds in the ground as opposed to kind of channel inventory accumulation that could steal from forward demand?

Joc O’Rourke:
Okay. I’m – Don, thank you for the question. Let me start by saying I think the pro formas aren’t finished for fourth quarter as you’re well aware. But if we look at that, the EBITDA contribution from Vale Fertilizantes, I think, in the first three quarters was pretty low because of low prices and the performance. So as we look at 2017, most of the contribution, if we combine them in the pro forma, actually comes from our own distribution business. The second piece of your question, the inventory situation and where we see Potash going – I’m going to give Mike a hand over here in a second, but let me answer your question on a high level, which is I do believe this is actually going to the ground. We have not seen around the world a big buildup of inventory. Mike?

Mike Rahm:
Yeah. Thanks, Joc, and good morning, Don. Yeah, we’ve taken up our 2017 estimate of global shipments pretty significantly as a result of recently released statistics or 65 million tonnes of MLP shipments in 2017. That’s a nearly 7% increase. We think that has gone on the ground in most geographies. If you look at – on the statistics from Brazil, they’re showing that on December 31, stocks were down 8%. They’re holding one-and-a-half months’ worth of inventory relative to production. We know that in India, the pipeline is very low. Same thing in China; with the situation in urea, there’s been a big increase in NPK production, the drawdown of potash inventories at NPK plants. The one number that does jump out, I think in North America we had a very strong fall season. We had a very good response to winter fill following the $20 price increase announcement. So there I think we’ve pulled some demand forward. But generally, we think that channel inventories around the world are in pretty good shape and that for 2018, we’re forecasting about a 2.6% increase or about a 1.7 million metric tonne increase in shipments again.

Operator:	Your next question is from Adam Samuelson with Goldman Sachs.

Adam Samuelson:
Yes. Thanks. Good morning, everyone. I was hoping that you could provide a little bit more color on the $1 to $1.50 earnings per share guidance for 2018 and some of the underlying assumptions that kind of band at the high- and low-end of that range in the Potash, Phosphate and the Fertilizantes businesses. I know you’ve given a volume range, but any kind of calibration on kind of the pricing at the high and low-ends, the margin assumptions that kind of would lead us to one end or the other would be very helpful. Thank you.

Joc O’Rourke:	Thanks, Adam. Let me let me hand most of that over to Tony. I think he probably has the best handle on what goes into that guidance. Tony, do you want to just take that?

Tony Brausen:
You bet. Adam, good morning. We are not planning to give full year guidance at the margin or pricing level. And as you may recall, we didn’t give that in the past either. What we are attempting to do by providing full year guidance in addition to the sales volume guidance is to just keep the strategic – shift the focus to the more strategic and the long-term discussion. But with that having been said, let me give you a little bit of the detail in the assumptions that have gone into that guidance. So, starting with the diluted share count, now, it’s higher than it used to be because of the shares issued with the Vale Fertilizantes acquisition. So now that’s about $386 million. You’ve seen in the conversation this morning that we’re expecting the effective tax rate to be in the low 20s for 2018.

Interest expense, of course, you’d expect that to be up year-over-year because we issued the debt late last year tied to the Vale Fertilizantes acquisition. So we expect that interest expense to be up, but still under a $200 million level. The other operating expense number, I’m recalling that what you often see in other operating expense are the notable items that we report, and $1 to $1.50 is exclusive of any notable items. So you’d expect that other operating expense line in your model to be about what you typically see with no unusual items. And so that would probably be in about the $40 million range.

We’ve given SG&A guidance at $325 million to $350 million. And, of course, we’ve given the range of tonne guidance as well. So, hopefully, that gives you some of the information you’re looking for. And with all of that information, I think you’ll be able to assess a range of gross margins from your perspective.

Operator:	Your next question is from Jeff Zekauskas with JPMorgan.

Jeff Zekauskas:
Thanks very much. As far as your Plant City phosphate production, do you plan to bring that up later in 2018 or in 2019? And if you don’t bring it back up at all, do you have to write it down? And if you wrote it down, what would be the magnitude of the write down?

Joc O’Rourke:
Okay. Thanks, Jeff. Let me say, we idled Plant City on the basis that we would assess the impact it had on softening the blow, let’s say, of new production coming online. Since we idled the plant, we have seen an increased market stripping margins of about $40 per tonne. At least part of this is directly attributable to our own actions here. And so, we expect to see a very improved conversion cost by focusing on our lower cost plants, particularly if we can run these at higher rates over time.

So what I would say is we will reassess Plant City in the next six to eight months and say, did it really have the impact we expected? Is there a market need that we really want to bring that back to satisfy or do we believe that the market will be able to meet the needs of our customers without that plant and us be able to focus on the lower-cost production. So with that, I’m going to hand it over to Tony, because Tony probably has a feel for the overall DD&A for that plant or property and plant.

Tony Brausen:
As I recall, the DD&A I think is in the $30 million neighborhood, perhaps $25 million, somewhere in that range, Jeff. And I don’t have that fully committed to memory. And you asked also about an asset write-off, if we were to permanently close? Yes, there certainly would be. I don’t have the net asset value of that operation committed to memory as well. Although if that’s important to you, we can get that. But I would tell you, any write-off if there were a permanent closure decision, would be fully non-cash and would be reported as a notable item.

Joc O’Rourke:	Where there would be cash costs, let me highlight, though, is the closure costs and the actual closure of that site would need to be paid. So the ARO would need to be expensed at that point.

Operator:	Your next question is from P.J. Juvekar with Citi.

P.J. Juvekar:
Yes. Hi. Good morning. So China DAP exports were down in 2017. What’s your outlook for 2018? And then, last year, you had expected DAP/MAP shutdowns in China, which did not materialize, at least in 2017. Any chance that the situation could change this year, and could we see shutdowns in 2018? Thank you.

Joc O’Rourke:
Yeah. Thanks, P.J. I’m going to hand this to Corrine and Mike to talk about a little bit. But let me start by saying, there are some real factors in China that we talked about last year. And I think because of higher pricing, they maybe took longer to occur. And obviously, that’s a risk or opportunity this year. If the prices are higher, China’s actions may be different. But here are some of the factors, I think, that are real relevant at this stage.

They definitely are running into higher environmental compliance costs, which are driving costs higher. There’s higher cost for some of the raw materials, like ammonia, again, mostly driven by environmental changes and the restrictions on the use of coal-fired ammonia plants or coal gasification plants. We have environmental shutdowns that are occurring because of pollution issues. So these are becoming real issues. And then last one is the idea of stockpiling for domestic surety in the spring market. Those are all real factors that are going to affect China. But what I will say is our baseline assumptions for this year do not include a substantial change in Chinese exports. So, what we’re predicting today is basically flat Chinese exports. Now, if that changes, that is all upside to our business case. Corrine?

Corrine Ricard:
Yeah. I think that’s a good recap, Joc, of what we’re seeing today. The only additional thing that I would add is that we know that the January export numbers are about half of what they were last year in January. Now, January is a small number but we look on track for the Q1 to start to see some reduction in those exports.

Mike Rahm:
Yeah. And what I would add, P.J. is I think you have to put that in the context of what’s going on in the global phosphate market. I think as we mentioned on the last call, if you look at the increase in demand that we expect in 2018, which is about 1.2 million tonnes, look at the closure of Plant City, which takes another 1.7 million tonnes or 1.5 million tonnes out of the equation. That’s a hole of about 2.7 million tonnes that has to be filled with incremental production coming from somewhere.

And we know that the Ma’aden Al Shamal joint venture will ramp up. We know it produced about 450,000 tonnes last year. If it produces somewhere in that 2 million tonne mark, there are some tonnes there. OCP is ramping up its third hub. It has announced that the fourth hub has been delayed. And if you just assume that there will be 2 million tonnes to 2.5 million tonnes of incremental supply coming from those two sources that basically implies that the market is balanced. So anything that happens in China with respect to reduction in supply simply tightens the market further.

And I guess I would go back to your early comment, exports from China actually increased last year. When you look at China Customs Statistics, in 2016, exports were about 9.5 million tonnes and they actually were 10.1 million tonnes last year according to Customs Statistics. And basically, I’d say that market needed those tonnes. And as Corrine points out, there are real changes taking place this year. And we will admit that we jumped the gun a bit last year and called it a little bit early. But the bottom line is we think there’s a very good likelihood that exports do drop this year. And if that happens, that’s just fuel on the fire in terms of the S&D balance.

Operator:	Your next question is from Christopher Parkinson with Credit Suisse.

Chris Parkinson:
Thank you. Your rock costs in 4Q were actually pretty solid. Can you just comment on the key drivers that resulted in the reduction in per tonne costs, your expectation of how this will trend in 2018? And also just any quick longer term thoughts on rock procurement and production with Miski Mayo? Thank you.

Joc O’Rourke:	Sorry, I missed the piece on Miski Mayo. I didn’t quite catch your question, Chris. Could you just re-ask that?

Chris Parkinson:	The end of the question was simply just any longer term thoughts on rock procurement and production in Miski Mayo. That’s all.

Joc O’Rourke:
Okay. Thanks, Chris. Yeah. So, look, yeah, we had pretty good rock costs in the fourth quarter, and I think those are actions that the Phosphate team is doing to, A, increase volumes and drive, again, the low cost operation. And long-term, we expect that to continue as we continue to drive our cost and really look at efficiency in all our mining. So, I think that’s a pretty good indication of what we can expect and certainly in the first half of this year coming up. In the year, we intend to look at our rock strategy very holistically.

So in other words, we now have a completely different rock profile being the – with the idling of Plant City, with the addition of the Miski Mayo tonnes from the Vale Fertilizantes acquisition.

We have an opportunity to really relook and rethink how we’re going to optimize that rock. And I think by doing that, we will really be able to figure out what is the best option for us. And that – so that really leads into your second question of what – what’s going to happen with Miski Mayo. At this stage, our goal at Miski Mayo is to drive out costs and develop efficiencies, particularly now that we’ve consolidated that into our – a two-person joint venture with ourselves and Mitsui. So we intend to really take a hard look at what we can do there. In terms of increasing production from Miski Mayo, that will have to be assessed over time.

Operator:	Your next question is from Ben Isaacson with Scotiabank.

Oliver Rowe:
Oliver on for Ben. Thanks for taking my question. So what would your EPS guidance have looked like if you weren’t pro forma? And then maybe, how are you thinking about Colonsay in the Brazilian mine going forward? Do you expect to need those to hit your volumes?

Joc O’Rourke:
Okay. First of all, I’m going to take your question as an accretion/dilution question on Vale. And look, what we see this year is with the improvements we’ve made – I’ve gone through them in fair detail, so I’m not going to rehash that. But I think we’re pretty much on track with where we thought we would be. And I actually think that probably the Vale this year will be, and it’s hard to get an exact number, but will be close to accretive this year or slightly accretive. But it’s going to be in that range of fairly neutral on the 34 million extra shares.

Operator:	Your next question...

Joc O’Rourke:
Oh, sorry. I missed getting your second question there, Oliver. Sorry. I was just making sure I had that question correct. So, your question on our Brazil potash mine, now, the Brazil potash mine is a very local issue. And so, it really depends on how well it can deliver efficiently to a local market. And at this stage, it appears to be quite competitive in that local market. So, I would say it has a very good chance with some improvements that that could be a good contributor. In terms of your Other Cost or your other question, as we ramp up K3, we will continue to look at how do we serve our customers from the most efficient way possible. Now, so that’s going to depend on volume requirements. It’s going to depend on pricing and everything else. But we can assure you that we continuously look at each of our assets and say, are they adding the real kind of value that we believe they should, and are we doing the best for our customers in terms of optimization? And we’ll continue that.

Operator:	Your next question is from Mark Connelly with Stephens, Inc.

Mark Connelly:
Thank you. Staying with K3 for a second, in your Investor Day you presented us the ramp over the next couple of years. I’m curious, is your goal to ramp as fast as you can, or are there other reasons or other work you’re doing that makes that ramp more measured than it could be if the market were actually there to produce more tonnes?

Joc O’Rourke:
Look. Certainly – let me, first of all, tell you the challenge, if you will, of developing a new mine. We get to the bottom of K3, which we did in February, and you have basically what amounts to a 6-meter or 20-foot hole. You have to develop out for that – from that. That takes years, not months, to get that done. At this stage, we’re dropping in our first draw miners now to underground. So we’re starting to ramp up the rate at which we can develop and build out that mine. But we’re doing it about as fast as we can. What will happen though is depending on the market whether we do – we focus more on development or whether we focus more on bringing out tonnes really depends a little bit on the market and then obviously the trade-off being the ongoing cost of – the ongoing cost of the K2 brine inflow. But this is why new tonnes are not coming as fast to market.

Operator:	Your final question is from Vincent Andrews with Morgan Stanley. Vincent, your line is open. And there’s no response from Vincent.

Joc O’Rourke:
Okay. With that, let me close off by a quick summary. We really finished the year with a strong quarter and significant momentum. This was driven not only by the market but important strategic decisions we made, strong operating performance. And so as we head into 2018, it’s hard not to be optimistic about where we’re going. But just let me summarize. We continue to expound on our record of successful strategic action to delever real shareholder value across the cycle. With the acquisition in Brazil complete, we’re now highly focused on achieving the savings targets and the business transformation we talked about in our outline. And finally, with business conditions improving from 2017, we expect this momentum to continue into this year. So with that, we’re really excited about where this company is going in the next 6 to 12 months and we hope you are as well. Thank you very much for your attention.

Operator:	This concludes today’s conference call. You may now disconnect.